Exhibit 99.1

Investors:	Judith Pirro	Media:	Jeffrey Simek
	(201) 269-6047		(201) 269-6400
	judith_pirro@medco.com		jeffrey_simek@medco.com

Medco Reports Fourth Quarter 2005 GAAP EPS of $0.57,

up 18.8 percent from Fourth Quarter 2004,

Full Year 2005 GAAP EPS of $2.05, up 17.1 percent

— Company Narrows 2006 Guidance To Upper End of Range —

Fourth Quarter Highlights:

•	Record Net Revenues of $10.8 Billion, up 21.2%

•	52.5% Generic Dispensing Rate, up 4.4 Points

•	5.3% Gross Margin, up from 5.0% in prior year

Full Year 2005 Highlights:

•	$37.9 Billion in Net Revenues

•	87.3 Million Mail Prescriptions

•	51.5% Generic Dispensing Rate, up 5.2 Points

•	Over $1 Billion in Cash Flow From Operations, up 46.3%

•	$1.4 Billion EBITDA, up 8.6%

FRANKLIN LAKES, N.J., Mar. 1, 2006 – Medco Health Solutions, Inc. (NYSE: MHS) today announced GAAP diluted earnings per share of $0.57 for the fourth quarter of 2005, an increase of 18.8 percent from $0.48 in the fourth quarter of 2004. Excluding $0.09 per share in amortization of intangible assets that existed when Medco became a publicly traded enterprise, diluted earnings per share were $0.66, exceeding the First Call mean estimate of $0.61.

For the fiscal year ended Dec. 31, 2005, Medco reported net revenues of $37.9 billion and GAAP diluted earnings per share of $2.05. GAAP diluted earnings per share increased 17.1 percent from $1.75 in the prior year. Diluted earnings per share for the full year 2005, excluding $0.37 per share in amortization of intangible assets that existed when Medco became a publicly traded enterprise in 2003, were $2.42. Medco’s fiscal fourth quarter and full year 2005 results include an additional week compared to prior year periods, and also include a full fiscal quarter of financial results from Accredo Health, Incorporated (“Accredo”), which was acquired in August 2005. Accredo’s results were dilutive to fourth quarter earnings by $0.02 per share and full-year 2005 earnings by $0.03 per share.

“Medco closed 2005, our second full year as an independent company, significantly advancing each of our strategic objectives: Winning and retaining business to achieve strong net-new growth; forming the nation’s largest specialty care pharmacy by virtue of our acquisition of Accredo; accelerating the acceptance and use of generic medicines; and launching a nationwide Medicare-approved Part D benefit with a broad suite of products and services to support the needs of our clients and provide millions of seniors access to affordable coverage,” said David B. Snow, Jr., Medco chairman and CEO.

“In addition to surpassing its financial targets for 2005, Medco closed the year with more than $3 billion in annualized new business. This new sales momentum continues into 2006, with $2.7 billion in new annualized business wins to date – placing the company in a net-new sales position of $700 million, to date,” Snow said.

Medco also became the largest specialty pharmacy provider in the market in 2005. The company acquired and is successfully integrating Accredo Health, creating the largest specialty pharmacy in the country with $4.9 billion in annualized 2005 sales. Medco has increased specialty penetration within its own book of business by selling-in its specialty pharmacy offering to clients representing 40 million members.

“Medco’s successful alignment of Accredo with our existing organization enhances our value to clients in the fastest-growing area of pharmacy healthcare,” said Snow. “Our new offering has been well-received by both current and potential clients and we continue to be on target to deliver $50 million in 2006 productivity gains and cross-selling synergies from this acquisition.”

Generic dispensing rates rose to 52.5% for the fourth quarter of 2005, up 4.4 points over the fourth quarter of 2004, and for the full year 2005 reached 51.5 percent, an increase of 5.2 percentage points compared to 2004.

“As clients strive to maximize the efficiency of every healthcare dollar, they continue to embrace generics along with the cost savings, convenience and accuracy of Medco’s mail-service pharmacies. By using mail service, our clients benefit from our ability to routinely achieve 90-percent generic substitution rates within 30 days, far outpacing the retail pharmacy conversion rate and delivering savings more quickly to our clients and members,” continued Snow. “With the largest mail-order pharmacies in the industry, Medco is well positioned to benefit from the $46 billion in brand-name drugs expected to move off patent through 2010.”

Medco worked diligently in 2005 to successfully develop and launch a series of products for the new Medicare Part D program. Medco is one of only 10 national Prescription Drug Plans (PDPs) named by the Centers for Medicare and Medicaid Services (CMS) to administer prescription drug plan benefits for the Medicare-eligible population at large. Medco’s national PDP, YOURx PLAN™, was approved in 19 out of 34 national CMS Medicare Part D regions to serve individuals automatically assigned to the program by the government. Enrollment for the 2006 program will continue through May 15th.

“Response to Medco’s Medicare products has been exceptional – we retained 95 percent of our existing employer business and have more than 760,000 members through our plan partners. Enrollment in Medco’s PDP, YOURx PLAN, is anticipated to be in line with our initial expectations of 250,000 – 270,000 members, having already enrolled nearly 240,000 new members to date,” added Snow. “Combined with the Medicare-eligible members we serve through our ongoing employee benefit programs, Medco today provides prescription benefits for more than 7 million of the 43 million Medicare-eligibles nationwide, and expects to manage more than 9 percent – or $11 billion – of the estimated $124 billion of 2006 Medicare-eligible drug spend,” Snow concluded.

Financial and Operational Results

Medco reported net revenues of $10.8 billion for the fourth quarter of 2005, an increase of 21.2 percent compared to $8.9 billion in the fourth quarter of 2004. Fourth quarter revenues reflect 14 weeks of activity as a result of Medco’s fiscal reporting calendar, when compared to 13 weeks in the prior year period. The fourth quarter of 2005 also included a full quarter of Accredo Health, Incorporated revenues, which are included in fourth quarter specialty pharmacy segment net revenues of $1.3 billion. The acquisition of Accredo Health, Incorporated was completed on Aug. 18, 2005.

The increase in net revenues reflects volume from new clients and higher prices charged by pharmaceutical manufacturers on brand-name drugs, partially offset by previously announced customer losses, and a greater representation of lower cost generic drugs and steeper client discounts, including an increase in rebates passed back to clients. Higher generic dispensing rates, which benefit clients and members, and contribute to higher gross margins, resulted in a reduction of approximately $450 million in net revenues in the fourth quarter of 2005 from the prior year.

Net income in the fourth quarter increased 33.1 percent to $176.8 million. The increase in earnings in the fourth quarter primarily resulted from higher gross margin of 5.3 percent, up from 5.0 percent in the fourth quarter of 2004. Gross margin benefited from an increase in the generic dispensing rate, the contribution from Accredo’s higher-margin business, and improvements in service margin. Service margin increased to 79.4 percent, up from 59.1 percent in the fourth quarter of 2004, as a result of higher service revenues related to clinical programs and other fees, and lower program costs resulting from the termination of a pharmaceutical manufacturer patient assistance program.

The overall generic dispensing rate in the fourth quarter was 52.5 percent, up 4.4 percentage points from the fourth quarter of 2004. Generic dispensing rates at mail reached 42.1 percent, up 3.0 percentage points from the fourth quarter of 2004. Generic dispensing rates at retail were 54.6 percent, up 4.6 percentage points from the same period last year due primarily to the recent availability of Zithromax®, Allegra®, and Amaryl® in generic form.

GAAP diluted net earnings per share increased to $0.57 in the fourth quarter, up 18.8 percent from the fourth quarter of 2004. During the same period, the weighted average diluted share count increased by 35.4 million shares to 311.9 million shares. This increase in share count reflects approximately 24 million shares issued in August to shareholders of Accredo in conjunction with the acquisition as well as stock option-related activity, partially offset by 6.3 million shares repurchased during the quarter as part of a $1.5 billion overall stock repurchase program that was authorized by Medco’s Board of Directors and continues through 2007.

Total prescription volume in the fourth quarter of 2005, adjusting for the difference in days supply between mail and retail, increased to 194.6 million from 170.5 million in the fourth quarter of 2004 as a result of higher retail volume primarily from new clients, and the extra week during the 2005 fourth quarter. Medco dispensed 24.1 million prescriptions through its mail order pharmacies in the fourth quarter, up from 22.3 million prescriptions in the fourth quarter of 2004.

In 2005, Medco dispensed 87.3 million prescriptions through its mail order facilities compared to 87.7 million in the prior year. This represents a 12.6 percent increase when excluding the 10.2 million prescriptions dispensed in 2004 associated with the FEHBP contract that terminated in December 2004.

Retail prescription volume increased 18.5 percent in the quarter to 122.8 million, reflecting volumes from new clients, as well as the extra week. Adjusted mail prescriptions as a percentage of total prescriptions declined to 36.9 percent from 39.2 percent in the same period in 2004 reflecting a higher concentration of retail prescription volume from the new 2005 clients. (Please see Table 5 for the calculation of adjusted prescription volume.)

EBITDA (Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization) for the quarter was $399.7 million, an increase of $81.0 million, or 25.4 percent, compared to the same period last year. EBITDA per adjusted prescription in the quarter increased to $2.05 compared to $1.87 in the fourth quarter of 2004. (Please refer to Table 5 for a reconciliation of EBITDA to reported net income.)

Interest and other (income) expense, net, increased 5.8 percent to $12.7 million in the fourth quarter of 2005, reflecting higher total debt associated with the Accredo acquisition, which amounted to approximately $1.5 billion at the end of the fourth quarter of 2005 compared to $1.2 billion at the end of the fourth quarter of 2004.

Medco generated 2005 cash flows from operations of more than $1,040 million, an increase of 46.3 percent over 2004, and closed the year with $888 million of cash on its balance sheet.

GAAP net income for full year 2005 was $602.0 million, a 25.0 percent increase from the prior year. Results for 2005 include a non-recurring income tax benefit of $25.7 million and $19.5 million in development costs related to Medicare Part D. Results for 2004 include a one-time $16 million operating tax benefit recorded within selling, general and administrative expense during the second quarter of 2004; $29 million in costs associated primarily with the realignment of pharmacy operations recorded in cost of revenues; and $21 million in expenses associated with the multistate taskforce of attorneys general settlement, recorded in selling, general and administrative expenses.

Specialty Pharmacy Segment

Medco’s specialty pharmacy business became a separate segment commencing with the closing of the Accredo acquisition. The segment results consist of the financial results of the former Accredo Health, Incorporated and Medco’s pre-existing specialty pharmacy operation, now, together, referred to as Accredo Health Group. Accredo Health Group’s net revenues totaled $1.3 billion for the quarter. This is the first full reporting quarter for Accredo Health Group. Operating income amounted to $46.5 million, including $9.5 million in intangible asset amortization, with gross margins of 7.6 percent.

Share Repurchase

On December 7th, Medco announced that its Board of Directors had approved a $1 billion increase to its current two-year share repurchase program, bringing the total program to $1.5 billion. During the fourth quarter of 2005, the company repurchased 6.3 million shares at an approximate cost of $338 million. For full year 2005, the company repurchased 7.7 million shares at an approximate total cost of $407 million.

Expansion and Growth in 2006

The company narrowed its 2006 guidance range for diluted earnings per share on a GAAP basis to $2.23 to $2.30 from $2.18 to $2.30. GAAP diluted earnings per share in 2006 are anticipated to grow 21 to 25 percent over 2005 earnings. This growth rate assumes that the $99.9 million in pre-tax, or $0.21 per share after-tax, in pro-forma stock option expense had been recorded in Medco’s historical 2005 results. Excluding approximately $0.34 per share in amortization of intangible assets, the company expects diluted earnings per share to be in the range of $2.57 to $2.64. (Please see Table 6 for a reconciliation of GAAP earnings per share to earnings per share excluding amortization of intangible assets that existed when Medco became a publicly traded enterprise in 2003.)

2006 estimates include $0.13 to $0.16 per share in option expense associated with the company’s implementation of Statement of Financial Accounting Standards No. 123R – “Share Based Payment,” on Jan. 1, 2006. These estimates also include $0.03 per share in incremental year-over-year restricted stock unit expense, $0.05 to $0.08 per share in accretion from the Accredo acquisition including approximately $37 million in incremental intangible asset amortization from the acquisition, $0.09 to $0.11 per share in brand-name drug patent expiration opportunity, and $0.02 to $0.04 in incremental earnings per share from Medicare Part D.

The first quarter of 2006 will have seven fewer days when compared to the fourth quarter of 2005. Additionally, the first quarter of 2006 will include start-up expenses related to Medicare, new business implementation and the impact of SFAS 123R when compared to the fourth quarter of 2005.

Use of Non-GAAP Measures

The company calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, the company believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for the company’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. generally accepted accounting principles (“GAAP”). The items excluded from EBITDA but included in the calculation of the company’s reported net income are significant components of the consolidated statements of income, and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of our EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA per adjusted prescription reflects the level of efficiency in the business and is affected by changes in prescription volumes between retail and mail, as well as the relative representation of brand-name, generic and specialty drugs.

Medco uses earnings per share excluding intangible asset amortization expense as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 that were pushed down to Medco’s balance sheet. The company believes that earnings per share, excluding the amortization of these intangibles, is a useful measure because of the significance of this non-cash item and to enhance comparability with its peers. The intangible asset amortization resulting from Medco’s acquisition of Accredo Health, Incorporated, in August 2005 is not part of the excluded amortization in this calculation, as such stems from a Medco investment decision.

Conference Call

Management will hold a conference call to review the financial results, outlook and related matters on Mar.1, 2006 at 8:30 a.m. ET.

To access the live conference call via telephone:

Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.

To access the live webcast:

Visit the Investor Relations section at www.medco.com/investor.

For a replay of the call:

A replay of the call will be available after the event on Mar. 1, 2006 through Mar. 15, 2006. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 4805476.

About Medco

Medco Health Solutions, Inc. (NYSE: MHS) is a leader in managing prescription drug benefit programs that are designed to drive down the cost of pharmacy healthcare for private and public employers, health plans, labor unions and government agencies of all sizes. With its technologically advanced mail-order pharmacies and its award-winning Internet pharmacy, Medco has been recognized for setting new industry benchmarks for pharmacy dispensing quality. Medco serves the needs of patients with complex conditions requiring sophisticated treatment through its specialty pharmacy operation, which became the nation’s largest with the 2005 acquisition of Accredo Health, Incorporated. Medco, the highest-ranked prescription drug benefit manager on Fortune magazine’s list of “America’s Most Admired Companies,” is a Fortune 50 company with 2005 revenues of $38 billion. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue” and similar expressions to identify these forward-looking statements. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors. These factors include:

•	Competition in the PBM and specialty pharmacy industries and in the healthcare industry generally;

•	Our ability to obtain new clients and the possible termination of, or unfavorable modification to, contracts with key clients;

•	Risks and uncertainties regarding the implementation and the ultimate terms of the Medicare Part D prescription drug benefit;

•	Governmental investigations, and governmental, qui tam and other liability claims asserted against us;

•	Possible regulatory changes affecting pricing, rebates, discounts or other practices of pharmaceutical manufacturers;

•	Risks associated with our recent acquisition of Accredo Health, Incorporated, including an increase in credit risk resulting from the payment streams associated with specialty pharmacy accounts receivable;

•	Risks associated with our indebtedness and debt service obligations;

•	Pressure on discounts and rebates from pharmaceutical manufacturers and margins in the PBM industry;

•	Developments in the healthcare industry, including the effect of increases in overall healthcare costs, changes in drug utilization and cost patterns and the introduction of new brand-name and/or generic drugs;

•	New or existing governmental regulations or legislation and changes in, or the failure to comply with, governmental regulations or legislation;

•	The possibility of a material non-cash charge to income if our recorded intangible assets are impaired or require accelerated amortization from a change in the remaining useful life; and

•	General economic and business conditions.

The foregoing list of factors is not exhaustive. You should carefully consider these factors and the other uncertainties and potential events described in the Risk Factors section of our Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission (“SEC”).

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except for earnings per share data)

Table 1.

	Quarters Ended		Full Years Ended
	December 31, 2005*	December 25, 2004	December 31, 2005*	December 25, 2004
Product net revenues (Includes retail co-payments of $2,003 and $1,652 for the fourth quarters of 2005 and 2004, and $7,436 and $6,773 for the full year 2005 and 2004)	$10,668.6	$8,822.8	$37,455.0	$35,024.4
Service revenues	134.8	90.4	415.9	327.5

Total net revenues	10,803.4	8,913.2	37,870.9	35,351.9

Cost of operations:
Cost of product net revenues (Includes retail co- payments of $2,003 and $1,652 for the fourth quarters of 2005 and 2004, and $7,436 and $6,773 for the full year 2005 and 2004)	10,198.7	8,427.6	35,827.8	33,496.6
Cost of service revenues	27.8	37.0	100.2	132.8

Total cost of revenues	10,226.5	8,464.6	35,928.0	33,629.4
Selling, general and administrative expenses	220.8	169.8	757.6	676.4
Amortization of intangibles	54.5	45.0	192.5	179.9
Interest and other (income) expense, net	12.7	12.0	39.9	59.9

Total cost of operations	10,514.5	8,691.4	36,918.0	34,545.6

Income before provision for income taxes	288.9	221.8	952.9	806.3

Provision for income taxes	112.1	89.0	350.9	324.7

Net income	$176.8	$132.8	$602.0	$481.6

Basic earnings per share:
Weighted average shares outstanding	306.4	273.3	288.1	271.9

Earnings per share	$0.58	$0.49	$2.09	$1.77

Diluted earnings per share:
Weighted average shares outstanding	311.9	276.5	293.5	274.7

Earnings per share	$0.57	$0.48	$2.05	$1.75

*	14-week fiscal quarter and 53-week fiscal year.

Condensed Consolidated Balance Sheets

(Unaudited)

($ in millions)

Table 2.

	December 31, 2005	December 25, 2004
ASSETS
Current assets:
Cash and cash equivalents	$888.2	$1,145.5
Short-term investments	56.6	65.4
Accounts receivable, net	2,008.1	1,555.4
Inventories, net	1,527.1	1,315.6
Prepaid expenses and other current assets	259.9	66.7
Deferred tax assets	321.0	171.8

Total current assets	5,060.9	4,320.4

Property and equipment, net	672.3	657.8
Goodwill	5,152.3	3,310.2
Intangible assets, net	2,741.6	2,140.6
Other noncurrent assets	75.9	112.5

Total assets	$13,703.0	$10,541.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,678.6	$2,162.1
Accrued expenses and other current liabilities	556.7	382.4
Short-term debt	450.0	—
Current portion of long-term debt	75.5	100.0

Total current liabilities	3,760.8	2,644.5
Long-term debt, net	943.9	1,092.9
Deferred tax liabilities	1,213.8	1,030.2
Other noncurrent liabilities	60.3	54.5

Total liabilities	5,978.8	4,822.1

Total stockholders’ equity	7,724.2	5,719.4

Total liabilities and stockholders’ equity	$13,703.0	$10,541.5

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

($ in millions)

Table 3.

	Full Years Ended
	December 31, 2005*	December 25, 2004
Cash flows from operating activities:
Net income	$602.0	$481.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	165.0	197.6
Amortization of intangibles	192.5	179.9
Deferred income taxes	(233.0)	78.6
Tax benefit on employee stock plans	116.1	13.5
Other	38.1	22.3
Net changes in assets and liabilities (net of acquisition effects):
Accounts receivable	(50.7)	(164.1)
Inventories	(40.8)	(102.2)
Prepaid expenses and other current assets	(187.4)	29.0
Other noncurrent assets	37.8	(10.7)
Current liabilities and other noncurrent liabilities	401.2	(14.0)

Net cash provided by operating activities	1,040.8	711.5

Cash flows from investing activities:
Cash paid for Accredo, net of cash acquired	(989.4)	—
Cash paid for selected assets of Pediatric Services of America, Inc.	(72.5)	—
Capital expenditures	(132.1)	(98.1)
Purchases of securities and other investments	(75.5)	(69.7)
Proceeds from sale of securities and other investments	83.2	65.9

Net cash used by investing activities	(1,186.3)	(101.9)

Cash flows from financing activities:
Proceeds from long-term debt	750.0	800.0
Repayments on long-term debt	(1,265.2)	(1,000.0)
Net proceeds under accounts receivable financing facility	450.0	—
Purchase of treasury stock	(407.3)	—
Debt issuance costs	(2.5)	(4.2)
Proceeds from employee stock plans	363.2	101.6

Net cash used by financing activities	(111.8)	(102.6)

Net (decrease) increase in cash and cash equivalents	$(257.3)	$507.0
Cash and cash equivalents at beginning of year	$1,145.5	$638.5

Cash and cash equivalents at end of year	$888.2	$1,145.5

*	53-week fiscal year.

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for earnings per share and EBITDA per adjusted prescription data)

Table 4.

	Quarters Ended		Full Years Ended
	December 31, 2005*	December 25, 2004	December 31, 2005*		December 25, 2004
Earnings Per Share Reconciliation:
Net income per diluted share	$0.57	$0.48	$2.05		$1.75
Adjustment for the amortization of intangible assets	0.09	0.10	0.37		0.39

Adjusted net income per diluted share	$0.66	$0.58	$2.42		$2.14

Table 5.

	Quarters Ended		Full Years Ended
	December 31, 2005* (1)	December 25, 2004	December 31, 2005* (1)		December 25, 2004
EBITDA Reconciliation:
Net income	$176.8	$132.8	$602.0		$481.6
Add (deduct):
Interest and other (income) expense, net	12.7	12.0	39.9	(2)	59.9	(3)
Provision for income taxes	112.1	89.0	350.9	(4)	324.7
Depreciation expense	43.6	39.9	165.0		197.6
Amortization expense	54.5	45.0	192.5		179.9

EBITDA	$399.7	$318.7	$1,350.3		$1,243.7

Claims Detail:
Prescriptions administered
Mail order	24.1	22.3	87.3		87.7
Retail	122.8	103.6	452.8		415.2

Total	146.9	125.9	540.1		502.9

Adjusted prescriptions (5)	194.6	170.5	714.1		678.3

EBITDA per adjusted prescription	$2.05	$1.87	$1.89		$1.83

(1)	Includes Accredo’s operating results commencing August 18, 2005, the date of acquisition.
(2)	2005 includes the write-off of deferred debt issuance costs amounting to $2.7 million associated with the debt refinancing for the Accredo acquisition and accelerated term loan payments.
(3)	2004 includes the write-off of deferred debt issuance costs amounting to $5.5 million associated with a debt refinancing.
(4)	2005 includes a $25.7 million non-recurring tax benefit recorded in the third quarter related to adjustments to Medco’s net deferred tax liabilities associated with an enacted change in a state income tax law and the receipt of a favorable state income tax ruling.
(5)	Estimated adjusted prescription volume equals the majority of mail order prescriptions multiplied by 3, plus retail prescriptions. These mail order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the amount of product days supplied compared with retail prescriptions.
*	14-week fiscal quarter and 53-week fiscal year.

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for earnings per share and EBITDA per adjusted prescription data)

Table 6.

	Full Year Ended December 30, 2006 (1)
	Low End	High End
Earnings Per Share Guidance Reconciliation:
Estimated net income per diluted share	$2.23	$2.30
Estimated adjustment for the amortization of intangible assets	0.34	0.34

Estimated adjusted net income per diluted share	$2.57	$2.64

Full Year Ended December 31, 2005
Pro-forma 2005 Earnings Per Share with stock option expense effect:
Net income per diluted share	$2.05
Stock option expense effect	(0.21)

Pro-forma net income per diluted share including stock option expense effect	$1.84

	Full Year Ended December 30, 2006 (1)
	Low End	High End
2006 estimated net income per diluted share (above)	$2.23	$2.30

2006 growth over pro-forma 2005	21%	25%

(1) 2006 guidance includes stock option expense of $0.13 to $0.16.

Table 7.

	December 31, 2005	December 25, 2004
Balance Sheet Debt:
Term loans	$531.3	$700.0
Senior notes	496.7	496.3
Accounts receivable financing facility	450.0	0.0
Fair value adjustment for interest rate swap agreements	(9.3)	(3.4)
Other notes payable	0.7	0.0

Total debt	$1,469.4	$1,192.9